Exhibit 99.1

For Immediate Release

TITAN PHARMACEUTICALS TO RAISE $5.5 MILLION IN

REGISTERED DIRECT OFFERING

South San Francisco, CA – April 10, 2012 – Titan Pharmaceuticals, Inc. (TTNP.OB) today announced that it has entered into definitive agreements to sell approximately $5.5 million of shares of its common stock and warrants to purchase shares of its common stock in a registered direct offering to institutional investors. Titan will issue an aggregate of 6,517,648 shares of common stock to the institutional investors together with warrants to purchase an additional 13,035,296 shares of common stock.

Each investor will receive one share of common stock, a series A warrant to purchase one share of common stock and a series B warrant to purchase one share of common stock for a purchase price of $0.85. The series A warrants have an exercise price of $1.15 per share and are exercisable commencing six months after the date of issuance through the six year anniversary of the issuance date. The series B warrants have an exercise price of $0.85 and are exercisable for six months commencing on the date of issuance.

The Company intends to use the net proceeds from the offering to fund the preparation of a New Drug Application for Probuphine® and for working capital and general corporate purposes.

The closing of the offering is expected to occur on or about April 13, 2012, subject to customary closing conditions, at which time Titan will receive the cash proceeds and deliver the securities.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), acted as the exclusive placement agent for the offering.

The common stock and warrants are being offered by Titan pursuant to an effective registration statement on Form S-3 filed with the Securities and Exchange Commission (SEC). A prospectus supplement relating to the offering described above will be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities may only be offered by means of a prospectus. Copies of the prospectus supplement and related prospectus can be obtained directly from Rodman & Renshaw, LLC at placements@rodm.com or (212) 356-0549, or by mail at 1251 Avenue of the Americas, 20th floor, New York, NY 10020, or from the SEC’s website at www.sec.gov.

About Probuphine

Probuphine is a novel product that has completed Phase 3 clinical development for the long term treatment of opioid dependence and a New Drug Application (NDA) preparation is in process with submission expected in the third quarter of 2012. Probuphine is a subcutaneous implant, capable of delivering continuous and persistent, around the clock blood levels of buprenorphine for six months following a single treatment, enhancing patient compliance and retention. Buprenorphine, an approved agent for the treatment of opioid dependence, is currently available in the form of daily dosed sublingual tablet and film formulations with reported annual sales of over $1 billion in the United States. The safety and effectiveness of treatment with Probuphine has been demonstrated in several clinical studies conducted to date, including a 163-patient placebo-controlled study which demonstrated clinically meaningful and statistically significant treatment with Probuphine over a 24-week period and was published in the Journal of the American Medical Association (JAMA), and a confirmatory study of 287 patients that showed statistically significant efficacy versus placebo and non-inferiority with a currently marketed sublingual formulation of buprenorphine.

Probuphine was developed using ProNeura™, Titan’s continuous drug delivery system that consists of a small, solid rod made from a mixture of ethylene-vinyl acetate (EVA) and a drug substance. The resulting product is a solid matrix that is placed subcutaneously, normally in the upper arm in a simple office procedure, and is removed in a similar manner at the end of the treatment period. The drug substance is released slowly, at continuous levels, through the process of diffusion. This results in a constant rate of release similar to intravenous administration.

About Titan Pharmaceuticals

For information concerning Titan Pharmaceuticals, Inc., please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

CONTACT:

Titan Pharmaceuticals, Inc. Sunil Bhonsle, 650-244-4990 President	Pure Communications Dan Budwick, 973-271-6085 dan@purecommunicationsinc.com

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